CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of BlackBerry Limited for the registration of 4,182,189 common shares and to the incorporation by reference therein of our reports dated April 6, 2020 with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in its Annual Report (Form 10-K) for the year ended February 29, 2020, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

Waterloo, Canada
April 6, 2020